Adobe Systems Option Exchange Program Institutional Investor Presentation Annual Meeting of Stockholders April 9, 2003

Option Exchange Program Rationale
●	Stock options are a critical component of Adobe's compensation, incentive, and retention programs
●	Many employees have a significant portion of options underwater, which are non-motivating
●	Exchange creates retention tool and aligns employee goals with those of stockholders
●	Exchanged options returned to the reserve could fund annual stock and new hire grants until 2004 stockholder meeting
●	Value neutral exchanges avoid dilution in ownership that normally result from supplemental grants of stock options

Option Exchange Program Details
●	6 month+1 day exchange program
●	Complies with ISS guidelines for stockholder approval ● Excludes Adobe officers and directors ● Value neutral (i.e. "value-for-value") exchange ratios
●	Restart 3-year vesting schedule with 1-year cliff vest, and monthly vesting thereafter
●	6-year term
●	100% participation by employees would equate to ~10% reduction in outstanding options
●	Submitting proposal to stockholders for approval even though not required to do so